Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in this registration statement of Citizens First Corporation on Form SB-2 of our report dated January 21, 2005, except for Notes 21 and 23, as to which the dates are September 5, 2006, on our audit of the consolidated financial statements of Citizens First Corporation as of December 31, 2004, as included in its Amended Annual Report (Form 10-KSB/A) for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts” appearing in the Registration Statement.
/s/ BKD, LLP
Evansville, Indiana
September 5, 2006